Exhibit 4.4

AMENDMENT NUMBER ONE

TO THE PROGRESSIVE 401(K) PLAN

(Amended and Restated Effective January 1, 2009)

WHEREAS, The Progressive Corporation (the “Company”) and its affiliates maintain The Progressive 401(k) Plan (the “Plan”), formerly The Progressive Retirement Security Program, as amended and restated effective January 1, 2009;

WHEREAS, the Company desires to make a design change related to the annual testing method and various clarifications;

WHEREAS, certain legislative changes have amended various tax qualification requirements that were effective in Plan Years beginning 2007, 2008 and 2009, including the Pension Protection Act of 2006 (“PPA”); the Heroes Earnings Assistance and Relief Tax Act of 2008 (“HEART Act”); and the Worker, Retiree, and Employer Recovery Act of 2008 (“WRERA”);

WHEREAS, Section 13.1 of the Plan permits the Company, through its Board of Directors, to amend the Plan for any reason as to all affiliated employers;

NOW, THEREFORE, the Company hereby amends the Plan as follows, effective as of the dates indicated herein:

1. Definition of Eligible Compensation—Differential Military Pay as Amended by the HEART Act. Effective for Plan Years beginning after December 31, 2008, Section 2.23 of the Plan is amended by the addition of the following paragraph to the end of Section 2.23, such new paragraph to read as follows:

“Notwithstanding any provision of the Plan to the contrary, effective for Plan Years beginning after December 31, 2008, for purposes of Eligible Compensation, as required by Code Section 414(u), as amended by the Heroes Earnings Assistance and Relief Tax Act of 2008, a Participant in the Plan who is receiving military differential pay, as defined in Code Section 3401(h)(2) (i.e., replacement wage payments from the Employer with respect to Qualified Military Leave that is more than thirty (30) days), shall be treated as a Covered

Employee of the Employer and the military differential wage pay shall be treated as Eligible Compensation during the Qualified Military Leave solely for the purpose of the Participant continuing to be eligible to make or receive contributions and receive credit for Periods of Service under the Plan, except as may be limited otherwise by Section 17.21(b) of the Plan.”

2. Gap Period Income Eliminated by PPA and WRERA. Effective January 1, 2007, Sections 5.1(c)(ii)(A)(4), 5.1(d)(iv)(B) and 5.2(d)(ii)(A)(4) of the Plan are amended by the addition of the following text to the end of each such Section to read as follows:

“Effective for the calendar years beginning after December 31, 2006, income or loss accruing between the end of the taxable year and the date of distribution (i.e., the “gap period”) must be distributed with respect to corrective distributions of Excess Deferrals according Treas. Reg. 1.402(g)-1(e)(5). Notwithstanding the foregoing, effective for Plan Years beginning after December 31, 2007 with respect to Excess ADP Contributions and Excess Aggregate Contributions (or, effective for calendar years beginning after December 31, 2007 with respect to Excess Deferrals), corrective distributions of Excess Deferrals under Code Section 402(g), Excess ADP Contributions under Code Section 401(k) and Excess Aggregate Contributions under Code Section 401(m) shall not include any income related to the gap period.”

3. Current Plan Year ACP Testing for Post-Tax Contributions. Effective January 1, 2009, Section 5.2(b) of the Plan is amended by the addition of the following text to the end thereof, such new text to read as follows:

“Notwithstanding this Section 5.2, or any other provision of this Plan to the contrary, effective for Plan Years beginning on and after January 1, 2009, the Contribution Deferral Percentage for eligible Highly Compensated Employees for a Plan Year shall be the average of the ratios of the eligible Highly Compensated Employees for that Plan Year. This will be compared to the Contribution Deferral Percentage for the Non-highly Compensated Employees for the current Plan Year, which will be the average of the ratios of the eligible Non-highly Compensated Employees for the current Plan Year. The individual contribution percentage for each eligible Participant shall be based on the sum of Post-Tax Contributions, Employer Matched Contributions, and Qualified Matching Contributions (to the extent not taken into account for purposes of the Actual Deferral Percentage test) made under the Plan on behalf of the Participant for the Plan Year, as defined under Section 5.2(a), above.”

4. Clarification of Distributions at Death. Effective January 1, 2009, Section 9.2(e) of the Plan is amended for clarification by its deletion and replacement by a new Section 9.2(e) to read as follows:

“(e)	Form and Timing of Distributions at Death.

(i)	Form of Distributions at Death. If a Participant (or Former Participant) dies after benefit payments have commenced, all benefits with respect to such Participant (or Former Participant) shall be paid to his/her Beneficiary in the same form and no less than as rapidly as the benefit payments were being distributed to the Participant prior to the death. With respect to distributions prior to January 1, 2003, if a Participant (or Former Participant) dies before or after benefit payments have commenced, all benefits with respect to such Participant (or Former Participant) shall be paid to his/her Beneficiary in a lump sum as soon as practicable after the Valuation Date coincident with or next following his/her death.

Effective for distributions on or after January 1, 2003, if the balance of the Participant’s (or Former Participant’s) Account is Five Thousand Dollars ($5,000) or less, and the Participant dies before or after benefit payments have commenced, the mandatory distribution of small Accounts of Section 9.2(h) shall apply.

Effective for distributions on or after January 1, 2003, if the balance of the Participant’s (or Former Participant’s) Account exceeds Five Thousand Dollars ($5,000), any Beneficiary may elect to receive a distribution of all benefits with respect to such Participant in a single lump sum payment or an in-kind distribution according to Section 9.3.

(ii)	Timing of Distributions at Death. As provided in subsection (i), above, if a Participant (or Former Participant) dies after benefit payments have commenced, all benefits with respect to such Participant (or Former Participant) shall be paid to his/her Beneficiary no less than as rapidly as the benefit payments were being distributed to the Participant prior to the death. In addition, death benefits that are subject to mandatory distribution of small Accounts of Section 9.2(h) shall be distributed as soon as practicable after the Valuation Date coincident with or next following his/her death.

Effective for distributions prior to January 1, 2003, in the case of a Participant (or Former Participant) who dies before benefit payments have commenced, all benefits in respect of such Participant (or Former Participant) shall be paid to his or her Beneficiary in a lump sum as soon as practicable after the Valuation Date coincident with or next following his or her death. In any event, all death benefit distributions shall be made in accordance with regulations under Code Section 401(a)(9) (including Section 1.401(a)(9)-2 of the Income Tax Regulations).

Effective for distributions on or after January 1, 2003, in the case of a Participant (or Former Participant) who dies before benefit payments have commenced, and the death benefits are not subject to mandatory distribution of small Accounts under Section 9.2(h), all benefits in respect of such Participant (or Former Participant) shall be paid according to the overriding provisions of Section 9.8 as to the timing of the payment of death benefits.”

5. Revision to QDRO Rules by PPA. Effective January 1, 2007, Section 9.2(k) of the Plan is amended by the addition to the end thereof of the following text as follows:

“Notwithstanding the foregoing to the contrary, a domestic relations order shall not fail to be treated as a qualified domestic relations order solely because the order is issued or revised after another domestic relations order or after another qualified domestic relations order is issued, or because of the time it is issued, such as after payments of benefits to Participant have begun, after Participant’s death or after the related divorce.”

6. Clarification of Provision. Effective January 1, 2009, Section 9.8(b)(ii) of the Plan is amended for clarification by its deletion and replacement by a new Section 9.8(b)(ii) to read as follows:

“(ii)	Time of Distribution—Death Before Distributions Commence. If the Participant dies before distributions of his/her interest under the Plan commence, the Participant’s entire interest will be distributed, or begin to be distributed, no later than the following, as appropriate:

(A)	Regardless of whether there is or is not a Designated Beneficiary, the Participant’s entire interest will be distributed according to the Five-Year Rule.

(B)	Notwithstanding the foregoing, if the Participant’s surviving Spouse is the Participant’s sole Designated Beneficiary and the surviving Spouse dies after the Participant but before distributions to either the Participant or the surviving Spouse commence, subsection (b)(iii)(A) shall apply to the surviving Spouse’s beneficiaries as if the surviving Spouse were the Participant.

For purposes of Code Section 401(a)(9)(B), as provided by this subsection (b)(ii) and (d) of this Section 9.8, required minimum distributions are treated as commencing on the Participant’s Required Beginning Date without regard to payments made before that date solely for purposes of determining compliance with Code Section 401(a)(9)(A)(ii). If subsection (b)(ii)(B) applies (when treating the surviving Spouse as the Participant), required minimum distributions are treated as commencing on the latest date distributions would have been required to commence to the surviving Spouse under subsection (b)(ii)(A) (i.e., under the Five-Year Rule).”

7. Suspension of 2009 Required Minimum Distributions According to WRERA. Effective January 1, 2009, Section 9.8(c) of the Plan is amended by the addition of a new subsection (iii) to read as follows:

“(iii)	Notwithstanding any provision in the Plan to the contrary, a Participant or Beneficiary who would have been required to receive required minimum distributions for the 2009 Distribution Calendar Year but for the enactment of Code Section 401(a)(9)(H) according to the Worker, Retiree and Employer Recovery Act of 2008 (WRERA) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that are (A) equal to the 2009 RMDs or (B) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant’s Designated Beneficiary, or for a period of at least ten (10) years (‘Extended 2009 RMDs’), will not receive those distributions for 2009 unless the Participant or Beneficiary chooses to receive such distributions. Participants and Beneficiaries described in the preceding sentence will be given the opportunity to elect to receive the distributions described in the preceding sentence.

In addition, solely for purposes of applying the direct rollover provisions of the Plan and Code Section 401(a)(31), certain additional distributions in 2009 will be treated as eligible rollover distributions as provided in Section 17.18, as amended.”

8. Direct Rollovers of Eligible Rollover Distributions as Revised by PPA and WRERA. Effective as of January 1, 2009, Section 17.18 of the Plan is amended by its deletion and replacement by a new Section 17.18, such new Section 17.18 to read as follows:

“17.18 Direct Rollover Distributions

This Section applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(a)	Eligible rollover distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) (except as otherwise provided herein); any hardship distribution described in Section 401(k)(2)(B)(i)(IV) made in accordance with IRS Notice 99–1 or superseding guidance; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). Effective for distributions made after December 31, 2001, for purposes of these direct rollover provisions, any amount that is distributed on account of any type of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

In addition, effective for distributions made after December 31, 2001, all or a portion of a distribution shall not fail to be an eligible rollover distribution merely because all or a portion of the distribution consists of Post-Tax Contributions which are not includible in gross income (the “non-taxable portion”). Effective for distributions made after December 31, 2001, the non-taxable portion of an eligible rollover distribution may be paid only to an eligible retirement plan that is an individual retirement account or annuity described in Code Section 408(a) or (b), or to a qualified defined contribution plan described in Code Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income (the “taxable portion”)

and the non-taxable portion. In addition, effective for distributions made after December 31, 2006, the non-taxable portion of an eligible rollover distribution may be rolled over also to a defined benefit plan or an annuity contract described in Code Section 403(b), as long as the distribution is a direct rollover and the receiving plan separately accounts for the after-tax amounts (and earnings thereon).

Effective for distributions made after December 31, 2007, any eligible rollover distribution may be rolled over to a Roth IRA if the distribution is a direct rollover, the distributee includes in gross income the taxable portion of the amount transferred, and the distribution otherwise satisfies the requirements and limitations imposed by Code Section 408A(c).

(b)	Eligible retirement plan. Except as otherwise provided herein, an eligible retirement plan is an individual retirement account described in Section 408(a), an individual retirement annuity described in Section 408(b), an annuity plan described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the distributee’s eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. In addition, effective for distributions made after December 31, 2001, an eligible retirement plan shall also mean an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Code Section 414(p).

(c)	Distributee. A distributee includes an employee or former employee. In addition, the employee’s or former employee’s surviving spouse and the employee’s or former employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse.

(d)	Direct rollover. A direct rollover is a payment by the plan directly to the eligible retirement plan specified by the distributee.

(e)

Tax-Free Direct Rollovers by Non-Spouse Beneficiaries. Notwithstanding the foregoing subsection (c) to the contrary, effective for distributions occurring on or after February 26, 2007, as permitted by Code Section 402(c)(11) (added by Section 829 of the Pension Protection Act of 2006), a distributee of a direct rollover may include the Participant’s non-Spouse

Designated Beneficiary. In the case of a non-Spouse Designated Beneficiary, the direct rollover may be made only to an individual retirement account or annuity described in Code Section 408(a) or 408(b) (an ‘IRA’) that is established on behalf of the Designated Beneficiary and that will be treated as an inherited IRA within the meaning of Code Section 408(d)(3)(C) pursuant to the provisions of Code Section 402(c)(11). Also, in this case, the determination of any required minimum distribution under Code Section 401(a)(9) that is ineligible for rollover shall be made in accordance with Notice 2007-7, Q&A 17 and 18, 2007-5 I.R.B. 395, or with any subsequent published guidance.

(f)	2009 RMDs as Eligible Rollover Distributions. Effective for the 2009 Distribution Calendar Year, as defined in Section 9.8 of the Plan (or as may be extended by subsequent legislation), a 2009 RMD or an Extended 2009 RMD (as defined by Section 9.8(c)(iii)) shall be deemed to be an eligible rollover distribution because it is no longer a required minimum distribution for the 2009 Distribution Calendar Year (due to the waiver or required minimum distributions for the 2009 Distribution Calendar Year as amended by the Worker, Retiree, and Employer Recovery Act of 2008) solely for purposes of being eligible for tax-free rollover into an eligible retirement plan.”

9. Amendments to USERRA by PPA. Effective January 1, 2007, Section 17.21 of the Plan is amended by its deletion and the replacement by a new Section 17.21 to read as follows:

“17.21 USERRA

Notwithstanding any provision of this Plan to the contrary, effective December 12, 1994, contributions, benefits and credit for Periods of Service with respect to reemployment following Qualified Military Service will be provided in accordance with Code Section 414(u). Loan repayments due to Qualified Military Service will be suspended under this Plan as provided according to Section 10.6(k) of the Plan.

(a)

In addition to the foregoing, in the case of a Participant who dies on or after January 1, 2007, while performing Qualified Military Service, the Participant shall be treated as having died while actively employed solely for the purpose of providing the survivors of the Participant with any additional death benefits that are provided under the Plan to a Participant who terminates employment on account of death. However, such deemed reemployment shall not provide the Participant with any additional contributions or with additional benefit or service accruals relating to the period of Qualified Military Service according to Code Section 414(u). The deemed resumption of employment of the deceased

Participant shall be applied only to determine eligibility of a Beneficiary for any pre-retirement death benefits or other special death benefits or enhancements provided by the Plan (such as full vesting), and only to the extent required by subsequent published guidance, as incorporated herein.

(b)	As provided under Section 2.23 of the Plan (as amended), a Participant who is absent due to Qualified Military Service and receiving military differential pay as defined in Code Section 3401(h)(2) (i.e., replacement wage payments from the Employer due to Qualified Military Leave that is more than 30 days), shall be treated as a Covered Employee and the military differential pay shall be treated as Eligible Compensation under the Plan for purposes of making or receiving contributions under the Plan. The Plan shall not be treated as failing to meet the tax-qualification requirements of any provision described in Code Section 414(u)(1)(C) by reason of any contribution or benefit that is based on the military differential pay. However, the exception provided under Code Section 414(u)(1)(C) shall apply to the contributions or credits related to military differential pay only if all Employees of the Employer who perform Qualified Military Service (as defined under Code Section 3401(h)(2)) are entitled to receive military differential pay on reasonably equivalent terms and, to the extent any such individuals are Covered Employees, are eligible to make contributions based on the military differential pay on reasonably equivalent terms. For purposes of determining whether individuals are eligible on a reasonably equivalent basis, the eligibility thresholds and coverage exceptions provided under Code Section 410(b)(2), (3) and (4) shall apply.

(c)	A Participant who is treated as a Covered Employee according to Section 2.23 of the Plan and the foregoing subsection (b) due to military differential pay as defined in Code Section 3401(h)(2), shall be treated as having incurred a Separation from Employment for purposes of eligibility for distributions of the Participant’s Account, notwithstanding the limitations on in-service distributions of Pre-Tax Contributions according to Section 10.1 of the Plan and Code Section 401(k). However, if a Participant obtains a distribution according to the foregoing provision, such Participant’s Pre-Tax Contributions to this Plan shall be suspended for six (6) months following the date of the distribution.

(d)	For purposes of the foregoing provisions, ‘Qualified Military Service’ means any service in the uniformed services (as defined in Chapter 43 of Title 38 of the United States Code, as incorporated by Code Section 414(u)) by any individual if such individual is entitled to reemployment rights by law with respect to such military service.”

IN WITNESS WHEREOF, the Company, by its appropriate officer duly authorized, has caused this Amendment to be executed as of the 7th day of December, 2009.

THE PROGRESSIVE CORPORATION

By	/s/ Charles E. Jarrett
Its	Vice President